UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2004

MERCURY GENERAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

California	0-3681	95-221-1612
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4484 Wilshire Boulevard

Los Angeles, California 90010

(Address of Principal Executive Offices)

(323) 937-1060

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 425 under the Exchange Act (17 CFR 240.14.a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On October 29, 2004, the California Court of Appeals issued a decision upholding the judgment of the San Francisco Superior Court issued on May 16, 2003 in Robert Krumme, On Behalf Of The General Public vs. Mercury Insurance Company, Mercury Casualty Company, and California Automobile Insurance Company, which were adverse to, and appealed by, the Company in 2003. The Company intends to request a rehearing of the Court of Appeals decision, and, if that is denied, review by the California Supreme Court. In its ruling, the trial court issued an injunction that prevents the Company from (a) selling auto or homeowners insurance through any producer that is not appointed as an agent under Insurance Code, Section 1704, (b) selling auto or homeowners insurance through any producer that charges broker fees and (c) engaging in comparative rate advertising and failing to disclose the possibility that a broker fee may be charged. The Company’s request for a rehearing will have the effect of continuing the existing stay for all but the advertising aspects of the trial court’s injunction. The Company is also in discussions with plaintiff’s counsel and the California Department of Insurance regarding possible changes to its business practices. Based on these possible revised business practices and other changes the Company has implemented on its own, the Company may ask the trial court to lift the injunction requiring the Company to appoint its brokers as agents, if and when the case is returned to the trial court.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 4, 2004	MERCURY GENERAL CORPORATION

	By:	/s/ THEODORE STALICK
	Name:	Theodore Stalick
	Its:	Chief Financial Officer